Exhibit 10.2

NEW PLAN EXCEL REALTY TRUST, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I
Establishment And Purpose

ARTICLE II
Definitions

ARTICLE III
Eligibility And Participation

ARTICLE IV
Deferral Elections And Participant Account Valuation

ARTICLE V
Distributions And Withdrawals

ARTICLE VI
Administration

ARTICLE VII
Amendment And Termination

ARTICLE VIII
Informal Funding

ARTICLE IX
Article Ix Claims

ARTICLE X
General Conditions

NEW PLAN EXCEL REALTY TRUST, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

New Plan Excel Realty Trust, Inc. hereby adopts the New Plan Excel Realty Trust, Inc. Deferred Compensation Plan, effective July 1, 2004.  The purpose of the Plan is to provide each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified cash and equity-based compensation permitted by the Committee.  The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code, but is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans.

ARTICLE II

DEFINITIONS

2.1                                 Account Balance.  Account Balance means, with respect to the Deferred Compensation Account, a Stock Unit Account, or an In-Service Account, the total value of all Company Stock Units and Investment Options in which the Participant deferrals have been Deemed Invested as of a specific date, taking into account the value of all distributions from that Account to that date.

2.2                                 Allocation Election.  Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant Cash Deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Account.

2.3                                 Allocation Election Form.  Allocation Election Form means the form (or Website screen) approved by the Plan Administrator on which the Participant makes an Allocation Election.

2.4                                 Annual Valuation Date.  Annual Valuation Date shall mean the anniversary of the Termination Valuation Date, In Service Distribution Valuation Date, or Stock Unit Valuation Date utilized to determine the amount of an annual installment payment.

2.5                                 Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant on the form designated by the Plan Administrator to receive benefits to which a Beneficiary is entitled under and in accordance with provisions of the Plan.  The Participant’s spouse, or if none (or no longer living), then the Participant’s estate shall be the Beneficiary if:

a.                                       Participant has not designated a natural person or trust as Beneficiary, or

b.                                      the designated Beneficiary has predeceased the Participant.

2.6                                 Cash Compensation.  Cash Compensation means Compensation that is paid in cash, such as base salary (including any Company contributions made of behalf of a Participant to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code), annual bonus, other cash awards and dividend-equivalent bonuses, and such other Cash Compensation (if any) approved by the Committee as Compensation for purposes of this Plan.

2.7                                 Cash Deferral.  Cash Deferral means a deferral of base salary, bonus, or other cash Compensation (if any) permitted to be deferred by the Committee and properly deferred by a Participant in accordance with provisions in Section 4.1 of this Plan.

2.8                                 Cash Deferral Account.  Cash Deferral Account shall mean part of the Deferred Compensation Account maintained to track Cash Deferrals and Deemed Investments thereon.

2.9                                 Chief Executive Officer.  Chief Executive Officer means the individual who performs the functions of a Chief Executive Officer for the Company.

2.10                           Code.  Code means the Internal Revenue Code of 1986, as amended from time to time.

2.11                           Company.  Company means New Plan Excel Realty Trust, Inc.

2.12                           Company Stock.  Company Stock shall mean shares of New Plan Excel Realty Trust, Inc. common stock.

2.13                           Company Stock Units.  Company Stock Units shall mean notional shares of Company Stock resulting from a Deemed Investment in Company Stock.

2.14                           Compensation.  Compensation shall mean, for purposes of this Plan, Cash Compensation.  and Company Stock Units.

2.15                           Compensation Deferral Agreement.  Compensation Deferral Agreement shall mean the deferral election form, or such other forms furnished by the Plan Administrator (or screens on the Participant Website approved by the Plan Administrator), on which a Participant elects Cash Deferrals by designating: (a) the amount of deferral and type of Cash Compensation to be deferred; (b) any In Service Distribution Dates for that year’s, or a portion of that year’s, Cash Deferrals; and (c) the Form of Payment elections for Cash Deferral Termination Benefits and In Service Distributions.  The Allocation Election Form may be part of the Compensation Deferral Agreement, in the discretion of the Plan Administrator.

2.16                           Death Benefit.  Death Benefit shall mean a distribution of the total amount of the Participant’s Deferred Compensation Account Balance, including any remaining unpaid

In Service Account and Stock Unit Account balances, to the Participant’s Beneficiary(ies) in accordance with Article V of the Plan.

2.17                           Deemed Investment.  A Deemed Investment (or “Deemed Invested”) shall mean the notional conversion of a dollar amount of deferred Compensation credited to a Participant’s Deferred Compensation Account into shares or units (or a fraction of such measures of ownership, if applicable) of Company Stock Units and/or the underlying investment (e.g.,  mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant.  The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, for a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs.  At no time shall a Participant have any real or beneficial ownership in the actual investment to which the Company Stock Unit or Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

2.18                           Deferral Period.  Deferral Period shall mean the number of years specified by the Participant on the Restricted Stock Deferral Agreement between a Restricted Stock Deferral and the date elected by the Participant to receive (or to begin to receive) distribution of his or her Stock Unit Benefit.

2.19                           Deferred Compensation Account (“Account’).  A Participant’s Deferred Compensation Account shall mean the aggregate of all Cash Deferral Accounts, and Stock Unit Accounts, together with a record of Deemed Investments, minus any withdrawals or distributions from said Account.  The Account, and all component Accounts, shall be a bookkeeping account utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan.  The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, amounts credited thereto shall not be considered “plan assets” for ERISA purposes.

2.20                           Deferred Compensation Committee or “Committee”.  Deferred Compensation Committee, or “Committee” means a committee of at least three (3) officers of the Company appointed by the Compensation Committee of the Board or the Chief Executive Officer, who shall serve until the earlier of termination of service or appointment of a replacement by the Compensation Committee of the Board or the Chief Executive Officer.

2.21                           Effective Date.  Effective Date means the date upon which the Initial Plan Year begins.

2.22                           Eligible Employee.  Eligible Employee means an Employee who is part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who is selected by the Committee to participate in the Plan.

2.23                           Employee.  Employee means a full-time salaried employee of the Company.

2.24                           ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25                           Initial Plan Year.  Initial Plan Year means July 1, 2004 - December 31, 2004.

2.26                           In Service Account.  In Service Account shall mean a separate Account of the Cash Deferral Account and the Stock Unit Account, created whenever a Participant elects a new In Service Distribution Date (not already established with an Account) with respect to a portion, or all, of his or her Cash or Restricted Stock Deferrals, to which such portion of the deferral as is specified by the Participant is credited.

2.27                           In Service Distribution.  In Service Distribution shall mean a payment by the Company to the Participant following a date elected by the Participant (the In Service Distribution Date) of the amount represented by the account balance in the In Service Account pertaining to that In Service Distribution.  In Service Distributions shall be made in accordance with Participants’ In Service Distribution form of payment election.

2.28                           In Service Distribution Date.  In Service Distribution Date shall mean the date selected by the Participant, following which the In Service Distribution Account Balance shall be distributed in accordance with the Plan.

2.29                           In Service Distribution Valuation Date.  In Service Distribution Valuation Date shall mean the last business day of the calendar month in which the In Service Distribution Date occurs.

2.30                           Investment Option.  Investment Option shall mean a security or other investment such as a mutual fund, life insurance account, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Cash Deferral Account(s).  The Participant has no real or beneficial ownership in the security or other investment, represented by the Investment Option.

2.31                           Participant.  Participant means an Eligible Employee who: (1) is selected to participate in this Plan in accordance with Section 3.1 and has elected to defer Compensation in accordance with the Plan in any Plan Year; or (2) has an Account Balance in his or her Deferred Compensation Account greater than zero prior to his or her death.  A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.32                           Plan.  Plan means the New Plan Excel Realty Trust, Inc. Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter.

2.33                           Plan Administrator.  Plan Administrator shall mean an employee or group of employees appointed by the Deferred Compensation Committee who is(are) responsible for those items of plan administration (e.g., the day-to-day decision making, record keeping) as are delegated to him, her, or them by the Committee.  The Plan Administrator may further delegate duties of the Plan Administrator to employees or others (e.g., an outside record keeper) to assist in the administration of the Plan.

2.34                           Plan Year.  Plan Year means January 1 through December 31 (see also Initial Plan Year).

2.35                           Restricted Stock.  Restricted Stock shall mean a share or shares of New Plan Excel Realty Trust, Inc. common stock that has(have) been issued by the Company to an employee, with certain legally binding restrictions in place on the exercise of ownership rights and disposition of the stock that are imposed for a period of time (“vesting period”) which restrictions qualify as a substantial risk of forfeiture that results in the delay of inclusion in income of the value of the Restricted Stock until the restrictions, by their terms, are no longer effective (the shares “vest” “on the “vesting date”).

2.36                           Restricted Stock Deferral.  Restricted Stock Deferral shall mean the election by a Participant to defer the receipt of Company Stock Units in accordance with Section 4.2 of this Plan.

2.37                           Restricted Stock Deferral Agreement.  Restricted Stock Deferral Agreement shall mean the form (or, when available and authorized by the Plan Administrator, the screen(s) on the Participant web site) on which a Participant may elect: (a) the number of shares of Restricted Stock to be deferred in accordance with the provisions of Section 4.3 of this Plan; (b) any In Service Distribution Dates for that year’s, or a portion of that year’s, Restricted Stock Deferrals; and (c) the Form of Payment elections for Stock Unit Termination Benefits and In Service Distributions.

2.38                           Retirement.  Retirement shall mean the voluntary termination of employment with the Company upon reaching age 65, or after reaching age 50 with ten (10) years of service with the Company.  Retirement shall also mean such involuntary terminations as are designated as a Retirement for purposes of this Plan in the sole discretion of the Committee.

2.39                           Retirement/Termination Benefit.  Retirement/Termination Benefit (“Cash Retirement/ Termination Benefit” and “Stock Unit Retirement/Termination Benefit”) shall mean a distribution to the Participant of the Participant’s Cash Deferral Account Balance and the Participant’s Stock Unit Account Balance, including all unpaid In Service Account Balances, in accordance with the Participant’s payment schedule election for Retirement/Termination Benefit or as specified in Article V of the Plan.

2.40                           Retirement/Termination Account.  Retirement/Termination Account (“Cash Retirement/ Termination Account” and “Stock Unit Retirement/Termination Account”) shall mean that portion of the Cash Deferral Account and the Restricted Stock Deferral Account not allocated to In Service Accounts.

2.41                           Stock Unit Benefit.  Stock Unit Benefit shall mean the distribution by the Company of the Stock Unit Deferral Account Balance to a Participant, or if applicable, his or her

Beneficiary, on (or beginning on) an In Service Distribution Date or on, or beginning on, the applicable distribution date following Termination of Employment with respect to such Account and in accordance with his or her payment schedule election applicable to such Account.  Such distribution shall be made solely in Company Stock.

2.42                           Stock Unit Deferral Account.  Stock Unit Deferral Account shall mean a portion of the Deferred Compensation Account created each time a Participant makes a Restricted Stock Deferral, that is maintained to track the amount and value of the Restricted Stock Deferral and Deemed Investment in Company Stock Units together with distributions from such Account.

2.43                           Stock Unit Valuation Date.  Stock Unit Valuation Date shall mean the last business day of the month in which the In Service Distribution Date, elected by the Participant with respect to a Restricted Stock Deferral, occurs or, with respect to Restricted Stock Deferrals to be distributed upon Termination of Employment, the last business day of the month in which Termination of Employment occurs, or such other date set by the Committee in its sole discretion.

2.44                           Termination of Employment.  Termination of Employment shall mean the termination of a Participant’s employment with the Company for any reason other than Death.

2.45                           Termination Valuation Date.  Termination Valuation Date shall mean the last business day of the calendar month in which Termination of Employment occurs.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                                 Eligibility and Participation.  Each Eligible Employee, determined in the sole discretion of the Committee shall be eligible to participate in this Plan.

3.2                                 Duration.  Once an Employee becomes a Participant, such Employee shall continue to be a Participant so long as he or she is entitled to receive benefits hereunder, notwithstanding any subsequent Termination of Employment.

3.3                                 Revocation of Future Participation.  Notwithstanding the provisions of Section 3.2, the Committee may revoke such Participant’s eligibility to make future deferrals under this Plan.  Such revocation will not affect in any manner a Participant’s Deferred Compensation Account.

3.4                                 Notification.  Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

ARTICLE IV

DEFERRAL ELECTIONS AND PARTICIPANT ACCOUNT VALUATION

4.1                                 Cash Deferral Elections.

(a)                          A Participant shall make Cash Deferral elections under the Plan by completing and submitting to the Plan Administrator a written Compensation Deferral Agreement provided by the Plan Administrator (or completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator).  Deferral elections shall be made during an annual enrollment period which shall end no later than the last day of the month prior to the beginning of the Plan Year to which the deferral elections refer.  Deferral elections for the Initial Plan Year shall be made during an enrollment period which shall end no later than the Effective Date.  Other Cash Deferral elections (if any) shall be made prior to the time such amounts have been earned, during special enrollment periods, announced by the Plan Administrator.  Notwithstanding the foregoing, an Eligible Employee who becomes eligible to be a Participant during any Plan Year (including all Eligible Employees in the initial year of the Plan) may, in the initial year of eligibility only, make deferral elections with respect to Cash Compensation which will be paid during the balance of such Plan Year but after such elections in such Plan Year, within 30 days of the date of notification of eligibility as required in Section 3.4 of the Plan.

(b)                         Cash Deferral elections shall be for a Plan Year (or, in the Initial Plan Year, for the balance of the Plan Year), and shall remain in effect from Plan Year to Plan Year unless modified or revoked by the Participant in writing on such forms as may be prescribed by the Plan Administrator (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available) during an enrollment period.  Such modification or revocation shall become effective on the first day of the Plan Year following the date of the modification or revocation.

(c)                          A Cash Deferral election shall designate the amount of Cash Compensation to be deferred in dollar amounts or whole percentages.  A Participant may defer up to 75% of base salary, and up to 100% of his or her bonus or other Cash Compensation declared eligible by the Committee to be paid during the Plan Year to which the election refers.  A Participant may elect different percentages for each form of Cash Compensation.

(d)                         The foregoing notwithstanding, in the event a Participant’s deferral election results in insufficient non-deferred Cash Compensation from which to withhold taxes in accordance with applicable law, the deferral election shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

(e)                          Deferrals pertaining to base salary shall be deducted on a pro rata basis from a Participant’s base salary for each pay period during the Plan Year, and deferrals pertaining to bonus and other Cash Compensation (if any), shall be deducted from the Participant’s bonus or other Cash Compensation on the date of payment of the bonus or other Cash Compensation would otherwise be paid to the Participant.  In each case the amount deferred shall be credited to the Participant’s Retirement/Termination Account or In Service Account(s), and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant, as of the close of business on the date it would otherwise have been paid as Compensation to the Participant.

(f)                            The Compensation Deferral Agreement shall indicate the Participant’s election of a payment schedule for his or her Retirement/Termination Benefit.  A Participant shall elect to have such Retirement/Termination Benefit distributed: (a) a portion, or all, in a single lump sum payable as soon as administratively practicable following the Termination Valuation Date; and/or (b) the balance (assuming it is at least $25,000) in up to fifteen (15) annual installment payments payable at the time described in Section 5.3.  An election of a payment schedule for a Participant’s Retirement/Termination Benefit shall pertain to the entire Deferred Compensation Account Balance.  A Participant shall be permitted to change his or her payment schedule election at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the Participant’s date of Termination of Employment.  Any payment schedule election made within thirteen months of Termination of Employment shall be null and void, and the most recent payment schedule election which is dated at least thirteen months prior to Termination of Employment will be in effect.

4.2                                 Restricted Stock Deferrals.

(a)                          A Participant shall make Restricted Stock Deferral elections under the Plan by completing and submitting to the Plan Administrator a written Restricted Stock Deferral Agreement provided by the Plan Administrator (or completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator) during the Restricted Stock Deferral enrollment period.  The Restricted Stock Deferral election period shall occur during the Plan Year preceding the Plan Year to which the deferral elections pertain, and shall end no later than June 30.  Restricted Stock Deferral elections must be made at least six (6) months prior to the “vesting date” of the unvested shares of Restricted Stock to which the deferral election refers, and must refer to unvested shares of Restricted Stock that have a “vesting date” during the Plan Year which begins after the date of the Restricted Stock Deferral election.  Except as provided in this Section 4.2 regarding changing a payment schedule election and except as provided in Section 4.3 regarding In Service Distribution Date changes, Restricted Stock Deferral elections are irrevocable.

(b)                         When a Participant makes a Restricted Stock Deferral election, such Participant shall continue to hold (or otherwise be credited with ownership of) the shares of Restricted Stock which are subject to the Restricted Stock Deferral election, and remains able to exercise all rights of ownership accorded to owners of unvested Restricted Stock with respect to such shares until the day immediately prior to the “vesting date” of such deferred Restricted Stock shares.  During such period, any dividends declared with respect to such deferred Restricted Stock shares shall be distributed in accordance with the provisions of the plan pursuant to which the Restricted Stock is granted (e.g.,  paid in cash to the owner of unvested Restricted Stock, or reinvested in Company Stock, including pursuant to the terms of the Company’s Dividend Reinvestment Plan (“DRIP”)), as provided in the Company Restricted Stock agreement.

(c)                          On the day immediately prior to the “vesting date” of the shares subject to the Restricted Stock Deferral election, the deferred Restricted Stock shares are deemed to be surrendered to the Company by the Participant, and exchanged for Company Stock Units which are simultaneously “deferred” (credited to the Stock Unit Account pursuant to provisions of this Plan).  Thereafter, any dividends declared with respect to Company Stock shall be treated as additional cash compensation to Participants with Stock Unit Accounts in the amount that would have been paid (or reinvested) as a dividend if the Participant had not made the Restricted Stock Deferral election (“dividend equivalent compensation”), and shall be disposed of in accordance with the Participant’s election for “dividend equivalent compensation”.

(d)                         The Restricted Stock Deferral Agreement shall indicate: (i) the number of shares of Company Stock Units a Participant elects to defer; (ii) the disposition of “dividend equivalent compensation”; and (iii) the Participant’s election of a payment schedule for his or her Stock Unit Retirement/Termination Account.  A Participant may elect to have their “dividend equivalent compensation” distributed: (a) in cash in accordance with procedures for payment of dividends established by the Company; or (b) credited to their Stock Unit Account.  The number of Company Stock Units into which dividend equivalent compensation is converted will calculated on the same basis as the Company’s DRIP or, if the DRIP has been terminated, on the basis of the closing price of Company Stock on the day the dividend is paid.  A Participant may elect to have their Stock Unit Retirement/Termination Account Balance distributed: (a) a portion, or all, in a single lump sum payable as soon as administratively practicable following the applicable Valuation Date; and/or (b) the balance (assuming it is valued at $10,000 or more) in up to fifteen (15) annual installment payments payable at the time described in Section 5.3.  An election of a payment schedule for a Participant’s Stock Unit Retirement/Termination Account Balance shall pertain to the entire Stock Unit Retirement/Termination Account Balance.  A Participant shall be permitted to change his or her payment schedule election at any time by filing a new Restricted Stock Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to

Termination of Employment.  Any payment schedule election made within thirteen (13) months of Termination of Employment shall be null and void, and the most recent payment schedule election which is dated at least thirteen (13) months prior to Termination of Employment will be in effect.

(e)                          Restricted Stock Deferrals shall be credited to the Stock Unit Account as soon as administratively practicable following the day immediately prior to the “vesting date” of the shares subject to the Restricted Stock Deferral election, in the sole discretion of the Plan Administrator.  A Deemed Investment shall be made in Company Stock Units on the date so credited.

(f)                            The Stock Unit Deferral Account Balance shall be fully vested from inception.

4.3                                 In Service Distribution Date Election.

(a)                          The Compensation Deferral Agreement and Restricted Stock Deferral Agreement shall also indicate the Participant’s election of In Service Distribution Date(s) (if any).  An In Service Distribution election shall pertain to such portion of deferred Cash Compensation or Restricted Stock for the Plan Year as elected by the Participant.  The Plan Administrator shall create a new In Service Account for each distinct In Service Distribution Date (unless such Account already exists), to which such portion of deferred Compensation shall be credited.  In the event an In Service Account has already been established for the In Service Distribution Date referred to in the deferral election, such portion of deferred Compensation (Cash or Stock Units) shall be credited to the existing In Service Account.

(b)                         A Participant may maintain up to five (5) In Service Accounts for Cash Compensation, and up to five (5) In Service Accounts for Stock Unit Accounts.

(c)                          A Participant may change or cancel an In Service Distribution Date once only, as follows:

(i)                     An In Service Distribution Date change (including a cancellation) may be made by submitting a new Compensation Deferral Agreement, Restricted Stock Deferral Agreement, or such other form as may be provided for In Service Distribution Date changes by the Plan Administrator (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted to the Plan Administrator is at least thirteen (13) months prior to the In Service Distribution Date being changed; and

(ii)                  The In Service Distribution Date may be extended to a subsequent year (and must be extended by at least one year), but it may not be made to occur sooner than the original date.

(iii)               The In Service Distribution Date may be cancelled, even after a change.  A cancellation of an In Service Distribution Date shall cause the In Service

Account associated with it to be merged into the Cash or Stock Unit Retirement/Termination Account, as applicable.

(iv)              Making an In Service Distribution Date change or cancellation in accordance with the Plan is specific to the In Service Distribution to which it refers, and shall not affect other In Service Distributions or the ability of the Participant to make new In Service Distribution elections with respect to new deferral contributions.

(d)                         Any portion of a Cash or Restricted Stock Deferral not credited to an In Service Distribution Account will be credited to the appropriate Retirement/Termination Account (either Cash or Stock Unit).

(e)                          The Compensation Deferral Agreement/Restricted Stock Deferral Agreement shall also indicate the Participant’s election of payment schedule for each In Service Distribution Date.  Permitted payment schedules for In Service Distributions are a single lump sum or (assuming the In Service Distribution Account Balance is at least $10,000) from two (2) to five (5) annual installment payments.  A Participant shall be permitted to change his or her payment schedule election for an In Service Distribution at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the In Service Distribution Date.

4.4                                 Cash Deferral Allocation Elections and Valuation of Accounts.

(a)                          For Cash Deferrals credited to Cash Deferral Accounts, a Participant shall elect Investment Options from a menu provided by the Plan Administrator.  The initial election shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected.  A Participant may make different Allocation Elections for each In Service Account and for the Cash Retirement/Termination Account.  A Participant’s Accounts shall be valued as the sum of the value of all Deemed Investments minus any withdrawals or distributions from said Account.  Investment Options shall be utilized to determine the earnings attributable to the Account.  Elections of Investment Options do not represent actual ownership of, or any ownership rights in or to, the securities or other investments to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments.

(b)                         The Committee, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change.  Any unallocated portion of an Account or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market fund.

(c)                          A Participant may make a new Allocation Election with respect to future Cash Deferrals or existing Account Balances, provided that such new allocation elections must be in increments of one percent (1%).  Allocation elections pertaining to existing Account Balances apply to the entire Account Balance.  New Allocation Elections may be made on any business day and will become effective on the same business day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following business day.

(d)                         Stock Unit Accounts shall not be eligible for the election of Investment Options.  Such Account Balances will, during the entire Deferral Period, be Deemed Invested in Company Stock Units.

(e)                          Notwithstanding anything in this Section to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant.  A Participant’s Allocation Election shall be used solely for purposes of determining the value of such Participant’s Accounts and the amount of the corresponding liability of the Company in accordance with this Plan.

4.5                                 Prohibition Against Modifications to Deferral Elections.  A Participant may not modify or revoke a Cash Deferral election during a Plan Year by changing the amount of the Compensation deferral except in the case of severe financial hardship and then only with the approval of the Plan Administrator in its sole discretion.

ARTICLE V

DISTRIBUTIONS AND WITHDRAWALS

5.1                                 In Service Distributions.

(a)                  In Service Distributions shall be paid in accordance with the payment schedule election made with respect thereto, beginning as soon as administratively practicable following the In Service Distribution Valuation Date.  In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 5.3 of the Plan.

(b)                 Notwithstanding a Participant’s election to receive an In Service Distribution, all In Service Distribution Account Balances shall be distributed as part of a Retirement/Termination or Death Benefit (and in accordance with the Retirement/Termination payment schedule election, if applicable) if such Retirement, Termination of Employment or Death occurs prior to the completion of payment(s) elected in connection with any In Service Distribution Date.

(c)                  Stock Unit In Service Accounts shall be distributed in shares of Company Stock , equal in number to Company Stock Units credited to the Stock Unit In Service Account Balance.

5.2                                 Retirement/Termination Benefit Distribution.  The Cash Retirement/Termination Benefit and the Stock Unit Retirement/Termination Benefit will be paid (or the first payment will be made) in accordance with the Participant payment schedule election as soon as administratively practicable following the Termination Valuation Date.

5.3                                 Installment Payments.  If the Participant has elected installment payments, annual payments will be made beginning as soon as administratively practicable following the applicable Valuation Date or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Retirement or the end of a Deferral Period.  Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid.  The installment payment amount shall be determined annually as the result of a calculation, performed on the applicable Annual Valuation Date, where (i) is divided by (ii):

(i)                             equals the value of the applicable Account (or number of Company Stock Units credits to the Stock Unit Account) on the Annual Valuation Date; and

(ii)                          equals the remaining number of installment payments.

5.5                                 Small Account Balance Lump Sum Payment.  In the event that a Participant’s Retirement/Termination Account Balance is less than $25,000 or a Participant’s In Service Distribution Account Balance or Stock Unit Account Balance is less than $10,000 on the applicable Valuation Date, the In Service Distribution, Stock Unit Benefit, or Retirement Benefit, as applicable, shall be paid in a lump sum and any form of payment election to the contrary shall be null and void.

5.6                                 Death Benefit.  In the event of a Participant’s death either before Termination of Employment or before complete distribution of installment payments elected by the Participant in connection with any In Service Distribution, Retirement/Termination Benefit, or Stock Unit Benefit, such Participant’s Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance in a single lump sum as soon as practicable following the end of the month in which the Participant’s death occurred.  The Valuation Date for purposes of determining the Death Benefit shall be the last day of the month in which the Participant’s death occurs.

5.7                                 Unforeseeable Emergency.  A Participant may request, in writing to the Plan Administrator, a withdrawal from his or her Deferred Compensation Account if the Participant experiences an “unforeseeable emergency”.  An unforeseeable emergency is a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, as defined in Reg.  1.457-2(h)(4).  The Plan Administrator, in its sole discretion, shall determine whether a Participant has experienced an unforeseeable emergency.  Withdrawals of amounts because of an unforeseeable emergency are limited to the extent reasonably needed to satisfy the emergency need, which cannot be met with other resources of the Participant.  The amount of such unforeseeable emergency withdrawal shall be subtracted first from the vested portion of the Participant’s Cash Deferral Retirement/Termination Account until depleted and then from the Cash Deferral In Service Distribution Accounts (if any) beginning with the most distant, and then from the Stock Unit Retirement/Termination Account, and finally from the Stock Unit In Service Accounts (if any) on a pro-rata basis.  Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the unforeseeable emergency withdrawal, or such other date determined by the Plan Administrator.

5.8                                 Voluntary Withdrawal.  A Participant who is an active employee may request, in writing to the Plan Administrator, to have up to 100% of the vested portion of his or her Deferred Compensation Account Balance at any time and for any reason, subject to a penalty of 10% of the amount distributed.  The penalty shall be forfeited to the Company.  There is a minimum withdrawal amount of $5,000.  Deferral elections shall be deemed revoked for the balance of the Plan Year in which such withdrawal election is made and not permitted for the following Plan Year.  The amount of such voluntary withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted, then from the In Service Accounts (if any) beginning with the most distant, and finally from a Participant’s Stock Unit Deferral Account on a pro-rata basis.  Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the withdrawal, or such other date determined by the Plan Administrator.

5.9                                 Change in Control.  In the event a Participant shall have a Termination of Employment (including a Retirement) within two (2) years following a Change in Control, such Participant shall receive his or her Deferred Compensation Account Balance (including all In Service Accounts) in a lump sum paid as soon as administratively practicable following the Valuation Date, which shall be the end of the month in which the Change in Control occurs.  All payment schedule elections to the contrary shall be ignored.

5.10                           Court Order.  In the event a Court of competent jurisdiction orders a division of a Participant’s Account or portion thereof pursuant to a valid Judgment, the Plan Administrator may make a distribution to the Participant or other recipient named in the Court Order in the amount necessary to satisfy the Judgment.

ARTICLE VI

ADMINISTRATION

6.1                                 Plan Administration.  This Plan shall be administered by the Committee, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan.  Certain of these administrative functions may be delegated by the Committee to the Plan Administrator.  Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article IX.

6.2                                 Withholding.  The Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).  In addition, the Employer shall have the right to require such payments from a Participant, or withhold such amounts from other payments due to a Participant from the Employer or any Affiliate.

6.3                                 Indemnification.  The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company.  Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4                                 Expenses.  The expenses of administering the Plan shall be paid by the Company.

6.5                                 Delegation of Authority.  In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.6                                 Binding Decisions or Actions.  The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1                                 Amendment and Termination.  The Plan is intended to be permanent, but the Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant.  Notwithstanding the foregoing, the Committee shall be permitted upon Plan termination to instruct the Plan Administrator to pay each Participant (without such Participant’s consent) a lump sum in the amount of such Participant’s Account Balance as of the date of such Plan termination.

7.2                                 Adverse Income Tax Determination.  Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, or if legislation is passed which causes current income taxation of deferred amounts, Company contributions, and/or the investment earnings attributed thereto due to any Participant withdrawal right or other Plan provision, the Committee, in its sole discretion, may terminate the Plan or such Participant’s participation in the Plan, and/or may declare null and void any Plan provision with respect to affected Participants, and/or may make distributions in cash or Company Stock in an amount equal to the amount that would otherwise be subject to the claim of constructive receipt or otherwise includable in income when deferred.  In addition, it is intended that this Plan comply with all provisions of the Internal Revenue Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply.  If the laws of the United States or of any relevant state are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Deferred Compensation Committee, in its sole discretion, may choose to terminate the Plan or it may (to the extent it deems practicable) give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan.

ARTICLE VIII

INFORMAL FUNDING

8.1                                 General Assets.  All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Employer, or a Rabbi Trust created by the Company and funded by the Employers for the purpose of informally funding the Plan, and other than such Rabbi Trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which an Employer may make to aid the Employer in meeting its obligation hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary.  To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights are no greater than the right of an unsecured general creditor of the Employer.

8.2                                 Rabbi Trust.  The Company may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE IX

CLAIMS

9.1                                 Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim.  Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (“Claimant”).  Such decision shall set forth the reasons for denial in plain language.  Pertinent provisions of the Plan document shall be cited and, where appropriate, an explanation as to how the Claimant can perfect the claim will be provided, including a description of any additional material or information necessary to complete the claim, and an explanation of why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  This notice of denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits.  If the Plan Administrator fails to notify the Claimant of its decision regarding the Claimant’s claim, the claim shall be considered denied.  If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period.  The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

9.2                                 Appeal.  Claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written appeal with the Committee no later than sixty (60) days after: (a) receipt of the written notification of such claim denial, or (b) the lapse of ninety (90) days without an announced decision notice of extension.  A Claimant who timely requests a review of his or her denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator.  The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.  Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied claim in the following manner:

(a)                          The Committee shall make its decision regarding the merits of the denied claim within 60 days following its receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  It shall deliver the decision to the Claimant in writing.  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review.

(b)                         The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(c)                          The decision on review shall set forth a specific reason for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(d)                         The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant to the Claimant’s claim for benefits.

(e)                          The decision on review will include a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(f)                            A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

ARTICLE X

GENERAL CONDITIONS

10.1                           Anti-assignment Rule.  No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

10.2                           No Legal or Equitable Rights or Interest.  No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.  Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies.  The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee’s employer) to dismiss or discharge an Employee is expressly reserved.

10.3                           No Employment Contract.  Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

10.4                           Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.5                           Invalid or Unenforceable Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.6                           Governing Law.  To the extent not preempted by ERISA, the laws of the State of New York shall govern the construction and administration of the Plan.

10.7                           Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the Effective Date.

NEW PLAN REALTY TRUST, INC

By:	/s/ Steven F. Siegel

Its:	EVP

ATTEST:	Lynne Cohen